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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8 (a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8 (a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name: Calamos Insurance Trust

Address of Principal Business Office: (No. & Street, City, State, Zip Code)

      1111 East Warrenville Road
      Naperville, Illinois 60563

Telephone Number (including area code): (630)245-7200

Name and address of agent for service of process:

      James S. Hamman, Jr.
      Trustee
      1111 East Warrenville Road
      Naperville, Illinois 60563

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

      Yes  [X]    NO [ ]

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     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Chicago and State of Illinois on the 17th day of February, 1999.



                                             Signature:

                                             /s/ James S. Hamman, Jr.
                                             ---------------------------------
                                             By: James S. Hamman, Jr., Trustee